EXHIBIT 10ii

PERSONAL and CONFIDENTIAL

[Date]

[First Name] [Last Name]

Dear [First Name]:

I am pleased to inform you that you have been awarded a nonstatutory stock option for [number of options] shares of Stryker Corporation Common Stock at a price of [exercise price] per share.  Except as otherwise provided in the enclosed Terms and Conditions, this option shall expire on [ten years from date of grant] and will become exercisable 20% per year beginning on [first anniversary of date of grant].

This option is subject to the enclosed Terms and Conditions and the provisions of the Company's 2006 Long-Term Incentive Plan.  You should retain this letter and the enclosed Terms and Conditions as evidence of the grant to you.

Also enclosed is a memorandum that provides certain information about options granted to you under the 2006 Long-Term Incentive Plan, and a Stock Option Exercise Form.

You are one of a select group of individuals receiving an option grant which we use to reward performers who we believe will be key contributors to our growth well into the future.  Continued strong growth will also hopefully generate meaningful gains in the value of these options in the years ahead.  We continue to be excited about Stryker's prospects and I am confident that your efforts will play a big part in helping us achieve our goal of becoming one of the best companies on the planet.

Sincerely,

/s/ Stephen P. MacMillan

Stephen P. MacMillan

President and Chief Executive Officer

SPM/se

Enclosures

C:         [Division Heads]

 STRYKER CORPORATION

U.S. TERMS AND CONDITIONS

RELATING TO NONSTATUTORY STOCK OPTIONS GRANTED

PURSUANT TO THE 2006 LONG-TERM INCENTIVE PLAN

ON [DATE]

1.         The Options to purchase Common Stock of Stryker Corporation (the "Company") granted to you on [DATE] are subject to all of the terms and conditions of the Company's 2006 Long-Term Incentive Plan, as amended (the "Plan"), and are incorporated herein by reference.  In the case of a conflict between these Terms and Conditions and the terms of the Plan, the provisions of the Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the Plan.

            2.         Upon the termination of your employment with the Company or a Subsidiary, your right to exercise the Options shall be only as follows:

(a)        If your employment is terminated by Retirement, you or your estate (in the event of your death after such termination) shall have the right, at any time on or prior to [ten years from date of grant] to exercise the Options with respect to all or any part of the Shares subject thereto, regardless of whether the right to purchase Shares had accrued on or before the last day on which you were an Employee of the Company or any Subsidiary.

            (b)        If your employment is terminated by reason of Disability or death, your estate shall have the right, for a period of one year following such termination, to exercise the Options with respect to all or any part of the Shares subject thereto, regardless of whether the right to purchase such Shares had accrued on or before the date of such termination.

            (c)        If you cease to be an Employee of the Company or a Subsidiary for any reason other than those provided in (a) or (b) above, you or your estate (in the event of your death after such termination) may, within the thirty (30)-day period following such termination, exercise the Options with respect to only such number of Shares as to which the right of exercise had accrued on or before the Termination Date unless the Committee determines that the Options shall be exercisable as to a greater portion thereof.

(d)        Notwithstanding the foregoing, the Options shall not be exercisable in whole or in part (i) after [ten years from date of grant], or (ii) except as provided in Section 3(c) hereof or in the event of termination of employment because of Disability, Retirement or death, unless you shall have continued in the employ of the Company or one of its Subsidiaries for one (1) year following the date of grant of the Options.

(e)        Notwithstanding the foregoing, if you are eligible for Retirement but cease to be an Employee of the Company or a Subsidiary for any other reason before you retire, your right to exercise the Options shall be determined as if your employment ceased by reason of Retirement.

 (f)        If you are both an Employee and a Director, the provisions of this Section 2 shall not apply until such time as you are neither an Employee nor a Director of the Company.

3.         The number of Shares subject to the Options and the price to be paid therefor shall be subject to adjustment and the term and exercise dates hereof may be accelerated as follows:

(a)        In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the Options the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled.  The Options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events.  In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been exchanged, then if the Compensation Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the Options, such adjustment shall be made in accordance with such determination.

(b)        Fractional Shares resulting from any adjustment in the Options may be settled in cash or otherwise as the Compensation Committee shall determine.  Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c)        The Compensation Committee shall have the power, in the event of any disposition of substantially all of the assets of the Company, its dissolution or of any merger or consolidation of the Company with or into any other corporation, to amend the Options to permit the exercise of the Options prior to the effectiveness of any such transaction and to terminate the Options as of such effectiveness.

        4.            Notice in writing of any election to exercise the Options specifying the number of Shares that you elect to purchase and the date on which such purchase is to be made shall be given by you to the Stock Plan Administration Department.  The Exercise Price may be paid by any of the methods set forth below.  An Option shall not be deemed to have been exercised (i.e., the exercise date shall not be deemed to have occurred) until the Company receives written notice of such exercise in the form approved by the Company and payment in full of the Exercise Price (other than any fractional share payment) by one of such methods.  The methods of payment are: (i) by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with an aggregate Fair Market Value on the date of purchase that does not exceed the aggregate Exercise Price and will receive a cash payment from you to the extent of any remaining balance of the aggregate Exercise Price, (ii) cash or (iii) by surrender to the Company by attestation to the ownership of Shares with an aggregate Fair Market Value thereof  on the date of purchase that does not exceed the aggregate Exercise Price and payment of cash to the extent of any remaining balance of the aggregate Exercise Price.

5.         Prior to the delivery of Shares upon exercise of your Options, you must make arrangements satisfactory to the Company for the payment of all income taxes, social insurance contributions and any other amounts payable to a governmental and/or regulatory body in your country ("Taxes") required to be withheld under the applicable laws or other regulations.  The withholding obligation may be satisfied (i) in cash, (ii) by surrender to the Company by attestation to the ownership of Shares already owned having an aggregate Fair Market Value that would satisfy the withholding amount or (iii) by electing to have the Company withhold from the Shares to be issued upon exercise of the Options a number of Shares having an aggregate Fair Market Value that would satisfy the withholding amount, provided, however, that in no event may the number of Shares withheld in the case of this clause (iii) exceed the applicable statutory minimum withholding rates (if any).  Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to modify the methods applicable to the withholding of Taxes or mandate the use of a particular method of withholding that it deems acceptable and as may be permitted in accordance with local law.

            The Option is intended to be exempt from the requirements of Code Section 409A. The Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and fails to comply with the requirements of that Section, the Company may, at the Company's sole discretion, and without the Employee's consent, amend the Terms and Conditions to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

6.         If you were required to sign the "Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement" or a similar agreement in order to receive the Options or have previously signed such an agreement and you breach any non-competition, nonsolicitation or nondisclosure provision or provision as to ownership of inventions contained therein at any time while employed by the Company or a subsidiary or during the one-year period following termination of employment, any unexercised portion of the Options shall be rescinded and you shall return to the Company all Shares that were acquired upon exercise of the Options that you have not disposed of and the Company shall repay you an amount for each such Share equal to the lesser of the Exercise Price or the Fair Market Value of a Share at such time.  Further, you shall pay to the Company an amount equal to the profit realized by you on all Shares that were acquired upon exercise of the Options that you have disposed of.  For purposes of the preceding sentence, the profit shall be the difference between the Exercise Price and the Fair Market Value of the Shares at the time of disposition.

7.         The Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you.  If you shall purport to make any transfer of the Options, except as aforesaid, the Options and all rights thereunder shall terminate immediately.

8.         The Options shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any Shares subject to the Options, if such exercise and sale would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other Federal or State statutes having similar requirements), as it may be in effect at the time.  The Options are subject to the further requirement that, if at any time the Board of Directors of the Company shall determine in its discretion that the listing or qualification of the Shares subject to the Options under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of Shares under the Options, the Options may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

9.         The grant of the Options shall not confer upon you any right to continue in the employ of the Company or any of its subsidiaries nor limit in any way the right of the Company or its Subsidiaries to terminate your employment at any time.  You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the exercise of the Options until the date of issuance of a stock certificate for such Shares.

10.       You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Options under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu of stock options in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, vesting provisions, and the exercise price.  Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your employer.

11.       Your participation in the Plan is voluntary.  The value of any grant under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any).  Any grant under the Plan, including the grant of the Options, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

12.       These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

13.       The Options are nonstatutory options and shall not be treated as incentive stock options.

14.       All questions concerning the construction, validity and interpretation of the Options and the Plan shall be governed and construed according to the laws of the State of Michigan, without regard to the application of the conflicts of laws provisions thereof.  Any disputes regarding the Options or the Plan shall be brought only in the state or federal courts of the State of Michigan.